[Borders Group Logo]

News Release
Investor Contact:                                Media Contact:
Ed Wilhelm                                   Anne Roman
(734) 477-4245                                 (734) 477-1392

Borders Group Reports Final Q4 2005 EPS of $1.78, Up 9.9% Over 2004

Management projects 2006 full-year EPS of $1.42 to $1.60; an increase of up to 13% over 2005

ANN ARBOR, Mich., March 16, 2006—Borders Group, Inc. (NYSE: BGP) today reported final fourth quarter and full-year 2005 results for the period ended Jan. 28, 2006. Fourth quarter consolidated earnings per share were $1.78, which is up 9.9% over the same period last year. The earnings per share increase was driven by Borders domestic superstore comparable store sales of 2.5% in the fourth quarter and a lower share count from stock repurchases. For the full year, consolidated earnings per share were $1.42 compared to $1.69 earned in 2004.

“In the fourth quarter, we began to see the benefits of investments made in Borders stores and we learned where capital is best deployed to drive future returns,” said Chief Executive Officer Greg Josefowicz. “This year, we’ll continue to invest, much as we did in 2005, with a focus on our key book, cafe and gifts and stationery categories, and once again, all of our growth will emerge in the fourth quarter. Looking ahead to 2007, as the benefits of our investments are more fully realized, we expect consolidated earnings per share growth to be more in-line with our long-term goal for annual EPS increases in the mid teens.”

Consolidated Results

Borders Group achieved fourth quarter consolidated sales of $1.45 billion, an increase of 6.3% over 2004. For the full year 2005, consolidated sales were $4.03 billion, a 3.9% increase over the prior year. As previously announced, fiscal 2005 was a 53-week year with a fourth quarter of 14 weeks compared to 2004, which was a 52-week year with a fourth quarter of 13 weeks.

Fourth quarter net income was $119.1 million, which is down by 3.0% from $122.8 million a year ago. Gross margin as a percent of sales declined by 0.3% from 33.9% to 33.6% in the fourth quarter, due primarily to increased promotional discounts as well as de-leveraging of fixed occupancy costs within the Waldenbooks Specialty Retail segment. SG&A as a percent of sales increased by 0.7% from 19.0% to 19.7% in the fourth quarter, due primarily to de-leveraging of expenses within the Specialty Retail segment. Interest expense increased by $2.7 million as a result of stock repurchases and capital expenditures.

-more-

Borders Group Q4/Full Year 2005--2

On a full-year basis, net income decreased by 23.4% from $131.9 million to $101.0 million. Gross margin as a percent of sales declined by 0.5% from 28.8% to 28.3% for the full year due to increased bestseller and promotional discounts. SG&A as a percent of sales increased by 0.7% from 22.9% to 23.6% in 2005, primarily to support strategic initiatives. Interest expense increased by $5.2 million, again due to stock repurchases and capital expenditures.

Borders Group continued to provide direct returns to shareholders in the form of dividends and stock repurchases. In 2005, the company repurchased 11.6 million shares of its common stock totaling $265.9 million. Capital expenditures were $196.3 million for the full year 2005 compared to $115.5 million in 2004, with the increase used primarily to fund strategic initiatives. As a result of these investments, debt, net of cash, totaled $130.9 million at year-end compared to cash and short-term investments net of debt of $143.2 million one year ago.

Domestic Borders Superstores

Fourth quarter sales at domestic Borders superstores were $938.7 million, an increase of 9.8% over the same period in 2004. For the year, sales at domestic Borders superstores increased by 4.7%, ending the year at $2.71 billion. Strong fourth quarter book sales led results with a comparable store sales increase of 6% in the category for the period. Music continued to decline in the fourth quarter, with an 11% decrease in comparable store sales compared to the same period last year. For the entire store, comparable store sales at domestic Borders superstores increased by 2.5% in the fourth quarter and by 1.1% for the full year.

As a result of the sales increase, net income in the fourth quarter was up over the prior year by 10.2% to $85.0 million and was up for the full year by 2.9% to $115.3 million. In the fourth quarter, the company opened nine new Borders superstores in the U.S., ending the fiscal year with a total of 473 total domestic locations.

International

For the fourth quarter, total sales in the International segment were $203.7 million, which is up by 10.0% compared to the same period a year ago. For the full year, total International sales were $576.4 million, which is up by 12.9% versus 2004. Excluding the impact of foreign currency translation, total International sales would have increased by 17.6% for the fourth quarter and by 14.4% for the full year.

-more-

Borders Group Q4/Full Year 2005--3

Comparable superstore sales in the International segment were up by 0.9% for the fourth quarter and were up by 0.4% for the year in local currency. Net income for the International segment in the fourth quarter was $13.6 million, which is down by 5.6% from a year ago. For the full year, there was a net loss of $7.8 million in the segment compared to net income of $5.6 million a year ago. Results in the International segment were impacted by a challenging retail environment in the U.K., which improved somewhat in the fourth quarter. The U.K. represents approximately three-quarters of total International segment sales. Borders Group opened a total of five new International superstores in the fourth quarter of 2005, ending the year with a total of 55 locations outside of the U.S.

Waldenbooks Specialty Retail

In the Waldenbooks Specialty Retail segment, comparable store sales decreased by 2.7% in the fourth quarter and by 2.4% for the full year. Total sales within the Waldenbooks Specialty Retail segment were down 4.9% for the fourth quarter to $312.3 million and were down by 4.5% for the year to $744.8 million. Net income for the segment dropped by 19.9% in the fourth quarter to $30.6 million and declined by 32.0% for the year to $28.2 million, primarily attributable to declining sales. Borders Group closed 27 Waldenbooks Specialty Retail segment stores in the fourth quarter and 50 stores for the year, ending fiscal 2005 with a total of 678 locations.

Non-Operating Adjustments

All net income and earnings per share figures reported here include the impact of non-operating adjustments, which for the fourth quarter of 2005 totaled an after-tax charge of $0.09 per share compared to $0.05 a year ago. For the year, non-operating adjustments constituted an after-tax charge of $0.15 compared to $0.05 a year ago. Both the fourth quarter and full year 2005 charges are primarily comprised of asset write-offs and accelerated depreciation costs related to store remodels.

Q1 2006 Outlook

•
Management projects a loss of $0.20 to $0.30 per share for the first quarter compared to a loss of $0.07 in the first quarter of 2005. The increased loss versus last year is partly attributed to costs associated with the nationwide launch of an enterprise-wide customer loyalty program and the planned second-quarter opening of a new distribution center. The projection includes the impact of non-operating adjustments, expected to be an after-tax charge of $0.02 to $0.03 per share.

•	Comparable sales for Borders domestic superstores are expected to increase in the low single digits.

•	Comparable sales for Waldenbooks Specialty Retail stores are expected to decline in the low to mid single digits.

•	Comparable sales for International superstores are expected to be flat to down slightly.

-more-

Borders Group Q4/Full Year 2005--4

Full Year 2006 Outlook

•
Management projects that full year 2006 consolidated earnings per share will range from $1.42 to $1.60, which is flat to up 13% over 2005 with all of this growth expected in the fourth quarter. This projected range includes the impact of non-operating expenses, expected to be an after-tax charge of $0.10 to $0.15 per share.

•	Comparable sales for Borders domestic superstores are expected to increase in the low single digits.

•	Comparable sales for Waldenbooks Specialty Retail stores are expected to decline in the low to mid single digits.

•	Comparable sales for International superstores are expected to increase in the low single digits.

Next Financial Release/Conference Call

Borders Group will issue first quarter 2006 results May 23 after market close with a conference call to follow May 24 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; the successful opening and integration of the new east coast distribution center; and changes in foreign currency exchange rates.

Exhibit 99.1 to the company's Form 10-Q for the fiscal quarter ended Oct. 22, 2005 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited

Sales and Earnings Summary

	Quarter Ended January 28, 2006			Quarter Ended January 23, 2005

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Domestic Borders Superstores	$938.7	$-	$938.7	$854.7		$854.7
Waldenbooks Specialty Retail	312.3	-	312.3	328.5	-	328.5
International	203.7	-	203.7	185.1	-	185.1
Total sales	1,454.7	-	1,454.7	1,368.3	-	1,368.3
Other revenue	20.3	-	20.3	18.5	-	18.5
Total revenue	1,475.0	-	1,475.0	1,386.8	-	1,386.8
Cost of goods sold, including occupancy costs	984.9	1.2	986.1	922.8	0.2	923.0
Gross margin	490.1	(1.2)	488.9	464.0	(0.2)	463.8
Selling, general and administrative expenses	284.7	2.6	287.3	261.1	(0.8)	260.3
Pre-opening expense	2.5	-	2.5	1.4	-	1.4
Asset impairments and other writedowns	-	5.6	5.6	-	6.4	6.4
Operating income (loss)	202.9	(9.4)	193.5	201.5	(5.8)	195.7
Interest expense	5.3	-	5.3	2.6	-	2.6
Income (loss) before income taxes	197.6	(9.4)	188.2	198.9	(5.8)	193.1
Income taxes	72.6	(3.5)	69.1	72.4	(2.1)	70.3
Net income (loss)	$125.0	$(5.9)	$119.1	$126.5	$(3.7)	$122.8

Diluted EPS	$1.87	$(0.09)	$1.78	$1.67	$(0.05)	$1.62
Diluted weighted avg. common shares	67.0	67.0	67.0	75.8	75.8	75.8

Comparable Store Sales
Domestic Borders Superstores	2.5%			0.3%
Waldenbooks Specialty Retail	(2.7%)			(1.6%)
International Borders Superstores	0.9%			3.7%

Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended January 28, 2006			Quarter Ended January 23, 2005

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	64.5%	-%	64.5%	62.5%	-%	62.5%
Waldenbooks Specialty Retail	21.5	-	21.5	24.0	-	24.0
International	14.0	-	14.0	13.5	-	13.5
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.4	-	1.4	1.4	-	1.4
Total revenue	101.4	-	101.4	101.4	-	101.4
Cost of goods sold, including occupancy costs	67.7	0.1	67.8	67.5	-	67.5
Gross margin	33.7	(0.1)	33.6	33.9	-	33.9
Selling, general and administrative expenses	19.6	0.1	19.7	19.1	(0.1)	19.0
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	0.4	0.4	-	0.5	0.5
Operating income (loss)	13.9	(0.6)	13.3	14.7	(0.4)	14.3
Interest expense	0.4	-	0.4	0.2	-	0.2
Income (loss) before income taxes	13.5	(0.6)	12.9	14.5	(0.4)	14.1
Income taxes	4.9	(0.2)	4.7	5.3	(0.2)	5.1
Net income (loss)	8.6%	(0.4)%	8.2%	9.2%	(0.2)%	9.0%

(1)       Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)       Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain prior year amounts have been reclassified to conform to current year presentation. Among these, the Company has reclassified its income and expense related to sales of merchandise to other retailers from “Selling, general and administrative expenses” to “Other revenue” and “Cost of goods sold, including occupancy costs.” In addition, the Company has reclassified income related to unredeemed gift certificates from “Selling, general and administrative expenses” to “Other revenue.”

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited

Sales and Earnings Summary

	Year Ended January 28, 2006			Year Ended January 23, 2005

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis

Domestic Borders Superstores	$2,709.5	$-	$2,709.5	$2,588.9	$-	2,588.9
Waldenbooks Specialty Retail	744.8	-	744.8	779.9	-	779.9
International	576.4	-	576.4	510.7	-	510.7
Total sales	4,030.7	-	4,030.7	3,879.5	-	3,879.5
Other revenue	48.5	-	48.5	51.9	-	51.9
Total revenue	4,079.2	-	4,079.2	3,931.4	-	3,931.4
Cost of goods sold, including occupancy costs	2,936.0	3.5	2,939.5	2,811.0	1.4	2,812.4
Gross margin	1,143.2	(3.5)	1,139.7	1,120.4	(1.4)	1,119.0
Selling, general and administrative expenses	945.1	7.0	952.1	892.5	(2.2)	890.3
Pre-opening expense	7.6	-	7.6	5.1	(0.3)	4.8
Asset impairments and other writedowns	-	6.6	6.6	-	7.2	7.2
Operating income (loss)	190.5	(17.1)	173.4	222.8	(6.1)	216.7
Interest expense	14.3	-	14.3	9.1	-	9.1
Income (loss) before income taxes	176.2	(17.1)	159.1	213.7	(6.1)	207.6
Income taxes	64.2	(6.1)	58.1	77.9	(2.2)	75.7
Net income (loss)	$112.0	$(11.0)	$101.0	$135.8	$(3.9)	$131.9

Diluted EPS	$1.57	$(0.15)	$1.42	$1.74	$(0.05)	$1.69
Diluted weighted avg. common shares	71.1	71.1	71.1	77.9	77.9	77.9

Comparable Store Sales
Domestic Borders Superstores	1.1%			(0.1%)
Waldenbooks Specialty Retail	(2.4%)			(2.0%)
International Borders Superstores	0.4%			4.9%

Sales and Earnings Summary (As Percentage of Total Sales)

	Year Ended January 28, 2006			Year Ended January 23, 2005

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Domestic Borders Superstores	67.2%	-%	67.2%	66.7%	-%	66.7%
Waldenbooks Specialty Retail	18.5	-	18.5	20.1	-	20.1
International	14.3	-	14.3	13.2	-	13.2
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.2	-	1.2	1.3	-	1.3
Total revenue	101.2	-	101.2	101.3	-	101.3
Cost of goods sold, including occupancy costs	72.8	0.1	72.9	72.4	0.1	72.5
Gross margin	28.4	(0.1)	28.3	28.9	(0.1)	28.8
Selling, general and administrative expenses	23.4	0.2	23.6	23.0	(0.1)	22.9
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	0.2	0.2	-	0.2	0.2
Operating income (loss)	4.8	(0.5)	4.3	5.8	(0.2)	5.6
Interest expense	0.4	-	0.4	0.2	-	0.2
Income (loss) before income taxes	4.4	(0.5)	3.9	5.6	(0.2)	5.4
Income taxes	1.6	(0.2)	1.4	2.1	(0.1)	2.0
Net income (loss)	2.8%	(0.3)%	2.5%	3.5%	(0.1)%	3.4%

(1)       Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)       Results from fiscal 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets from the remodel program. Partially offsetting these costs are income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of Borders store at the World Trade Center. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain prior year amounts have been reclassified to conform to current year presentation. Among these, the Company has reclassified its income and expense related to sales of merchandise to other retailers from “Selling, general and administrative expenses” to “Other revenue” and “Cost of goods sold, including occupancy costs.” In addition, the Company has reclassified income related to unredeemed gift certificates from “Selling, general and administrative expenses” to “Other revenue.”

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited

Condensed Consolidated Balance Sheets

	January 28,	January 23,
	2006	2005
Assets
Cash and cash equivalents	$81.6	$244.8
Investments	-	95.4
Inventory	1,405.9	1,306.9
Other current assets	150.3	118.3
Property and equipment, net	703.9	635.6
Other assets and deferred charges	106.0	99.2
Goodwill	124.5	128.6
Total assets	$2,572.2	$2,628.8

Liabilities and Stockholders' Equity
Short-term borrowings and current portion of long-term debt	$207.1	$141.2
Accounts payable	660.3	615.1
Other current liabilities	443.7	439.7
Long-term debt	5.4	55.8
Other long-term liabilities	326.6	286.7
Total liabilities	1,643.1	1,538.5
Minority interest	1.3	1.4
Total stockholders' equity	927.8	1,088.9
Total liabilities, minority interest and stockholders' equity	$2,572.2	$2,628.8

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	January 28,	January 23,
	2006	2005
CASH PROVIDED BY (USED FOR):
OPERATIONS
Income from operations	$101.0	$131.9
Adjustments to reconcile net income to operating cash flows:
Depreciation	121.5	112.9
Gain on deconsolidation of VIEs	-	(2.9)
Gain on sale of investments	(1.2)	-
Loss on disposal of assets	5.3	2.4
Change in other long-term assets, liabilities and deferred charges	16.8	25.4
Cash used for current assets and current liabilities	(73.5)	(42.9)
Net cash provided by operations	169.9	226.8
INVESTING
Capital expenditures	(196.3)	(115.5)
Other investing activities	105.2	23.7
Net cash used for investing	(91.1)	(91.8)
FINANCING
Net funding from long-term debt and financing obligations	22.8	6.8
Issuance and repurchase of common stock	(238.3)	(132.5)
Cash dividends paid	(25.5)	(25.1)
Net cash used for financing	(241.0)	(150.8)
Effect of exchange rates on cash and equivalents	(1.0)	(0.2)
NET INCREASE IN CASH AND EQUIVALENTS	(163.2)	(16.0)
Cash and equivalents at beginning of year	244.8	260.8
Cash and equivalents at end of year	$81.6	$244.8

Borders Group, Inc. Financial Statements
Unaudited

Store Activity Summary

	Quarter Ended		Year Ended
	January 28,	January 23,	January 28,	January 23,
	2006	2005	2006	2005
Domestic Borders Superstores
Beginning number of stores	466	459	462	445
Openings	9	4	15	19
Closings	(2)	(1)	(4)	(2)
Ending number of stores	473	462	473	462
Ending square footage (in millions)	11.8	11.6	11.8	11.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	700	729	705	733
Openings	5	6	23	15
Closings	(27)	(30)	(50)	(43)
Ending number of stores	678	705	678	705
Ending square footage (in millions)	2.6	2.8	2.6	2.8

International Borders Superstores
Beginning number of stores	50	39	42	37
Openings	5	3	13	5
Closings	-	-	-	-
Ending number of stores	55	42	55	42
Ending square footage (in millions)	1.4	1.1	1.4	1.1

Books etc. International Stores
Beginning number of stores	33	36	35	36
Openings	-	-	-	1
Closings	-	(1)	(2)	(2)
Ending number of stores	33	35	33	35
Ending square footage (in millions)	0.2	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended January 28, 2006			Quarter Ended January 23, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$938.7	$-	$938.7	$854.7	$-	$854.7
EBITDA (1)	158.8	(4.0)	154.8	148.6	(1.7)	146.9
Depreciation expense	20.4	0.5	20.9	20.0	2.4	22.4
Interest expense (income)	(5.0)	-	(5.0)	(1.4)	-	(1.4)
Income taxes	55.6	(1.7)	53.9	50.4	(1.6)	48.8
Net income (loss)	87.8	(2.8)	85.0	79.6	(2.5)	77.1
Net income (loss) per share	$1.31	$(0.04)	$1.27	$1.05	$(0.03)	$1.02

Waldenbooks Specialty Retail
Sales	$312.3	$-	$312.3	$328.5	$-	$328.5
EBITDA (1)	48.5	(2.1)	46.4	57.8	(0.3)	57.5
Depreciation expense	7.4	-	7.4	6.1	-	6.1
Interest expense (income)	(11.3)	-	(11.3)	(11.2)	-	(11.2)
Income taxes	20.5	(0.8)	19.7	24.5	(0.1)	24.4
Net income (loss)	31.9	(1.3)	30.6	38.4	(0.2)	38.2
Net income (loss) per share	$0.48	$(0.02)	$0.46	$0.51	$(0.01)	$0.50

International
Sales	$203.7	$-	$203.7	$185.1	$-	$185.1
EBITDA (1)	30.9	(0.1)	30.8	31.3	(1.4)	29.9
Depreciation expense	5.0	-	5.0	4.3	-	4.3
Interest expense (income)	6.0	-	6.0	5.2	-	5.2
Income taxes	6.2	-	6.2	6.4	(0.4)	6.0
Net income (loss)	13.7	(0.1)	13.6	15.4	(1.0)	14.4
Net income (loss) per share	$0.20	$-	$0.20	$0.20	$(0.01)	$0.19

Corporate (2)
EBITDA (1)	$(2.5)	$(2.7)	$(5.2)	$(5.8)	$-	$(5.8)
Interest expense (income)	15.6	-	15.6	10.0	-	10.0
Income taxes	(9.7)	(1.0)	(10.7)	(8.9)	-	(8.9)
Net income (loss)	(8.4)	(1.7)	(10.1)	(6.9)	-	(6.9)
Net income (loss) per share	$(0.12)	$(0.03)	$(0.15)	$(0.09)	$-	$(0.09)

Consolidated
Sales	$1,454.7	$-	$1,454.7	$1,368.3	$-	$1,368.3
EBITDA (1)	235.7	(8.9)	226.8	231.9	(3.4)	228.5
Depreciation expense	32.8	0.5	33.3	30.4	2.4	32.8
Interest expense (income)	5.3	-	5.3	2.6	-	2.6
Income taxes	72.6	(3.5)	69.1	72.4	(2.1)	70.3
Net income (loss)	125.0	(5.9)	119.1	126.5	(3.7)	122.8
Net income (loss) per share	$1.87	$(0.09)	$1.78	$1.67	$(0.05)	$1.62

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Year Ended January 28, 2006			Year Ended January 23, 2005
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Domestic Borders Superstores
Sales	$2,709.5	$-	$2,709.5	$2,588.9	$-	$2,588.9
EBITDA (1)	260.5	(1.9)	258.6	257.5	0.4	257.9
Depreciation expense	79.6	4.9	84.5	78.0	2.4	80.4
Interest expense (income)	(14.4)	-	(14.4)	(5.4)	-	(5.4)
Income taxes	75.8	(2.6)	73.2	71.7	(0.8)	70.9
Net income (loss)	119.5	(4.2)	115.3	113.2	(1.2)	112.0
Net income (loss) per share	$1.68	$(0.06)	$1.62	$1.46	$(0.02)	$1.44

Waldenbooks Specialty Retail
Sales	$744.8	$-	$744.8	$779.9	$-	$779.9
EBITDA (1)	23.7	(3.0)	20.7	43.9	(1.3)	42.6
Depreciation expense	18.2	-	18.2	16.7	-	16.7
Interest expense (income)	(43.8)	-	(43.8)	(42.2)	-	(42.2)
Income taxes	19.3	(1.2)	18.1	27.1	(0.5)	26.6
Net income (loss)	30.0	(1.8)	28.2	42.3	(0.8)	41.5
Net income (loss) per share	$0.42	$(0.02)	$0.40	$0.54	$(0.01)	$0.53

International
Sales	$576.4	$-	$576.4	$510.7	$-	$510.7
EBITDA (1)	30.7	(5.5)	25.2	42.6	(2.4)	40.2
Depreciation expense	18.8	-	18.8	15.8	-	15.8
Interest expense (income)	21.6	-	21.6	19.1	-	19.1
Income taxes	(5.7)	(1.7)	(7.4)	0.5	(0.8)	(0.3)
Net income (loss)	(4.0)	(3.8)	(7.8)	7.2	(1.6)	5.6
Net income (loss) per share	$(0.06)	$(0.05)	$(0.11)	$0.09	$(0.02)	$0.07

Corporate (2)
EBITDA (1)	$(7.8)	$(1.8)	$(9.6)	$(10.7)	$(0.4)	$(11.1)
Interest expense (income)	50.9	-	50.9	37.6	-	37.6
Income taxes	(25.2)	(0.6)	(25.8)	(21.4)	(0.1)	(21.5)
Net income (loss)	(33.5)	(1.2)	(34.7)	(26.9)	(0.3)	(27.2)
Net income (loss) per share	$(0.47)	$(0.02)	$(0.49)	$(0.35)	$-	$(0.35)

Consolidated
Sales	$4,030.7	$-	$4,030.7	$3,879.5	$-	$3,879.5
EBITDA (1)	307.1	(12.2)	294.9	333.3	(3.7)	329.6
Depreciation expense	116.6	4.9	121.5	110.5	2.4	112.9
Interest expense (income)	14.3	-	14.3	9.1	-	9.1
Income taxes	64.2	(6.1)	58.1	77.9	(2.2)	75.7
Net income (loss)	112.0	(11.0)	101.0	135.8	(3.9)	131.9
Net income (loss) per share	$1.57	$(0.15)	$1.42	$1.74	$(0.05)	$1.69

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items including asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Partially offsetting these costs are income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.